Exhibit 99.1

Contact:
Bee van Kessel
Tel: +41 44 718 3685
Email: bvankessel@trinseo.com

Trinseo Reports First Quarter 2025 Financial Results and Provides Second Quarter Outlook

First Quarter 2025 Highlights

●	Net loss of $79 million and EPS of negative $2.22 included $25 million of refinancing costs for the debt transactions that closed in January 2025
●

Adjusted EBITDA* of $65 million was $20 million above prior year driven by $26 million of polycarbonate technology licensing income as well as savings from the previously announced restructuring actions; partially offset by lower equity income from Americas Styrenics and lower volumes

●

Cash used in operations of $110 million and capital expenditures of $9 million resulted in Free Cash Flow* of negative $119 million, which included a seasonal working capital build and $25 million of refinancing-related costs

●	First quarter ending cash of $128 million (of which $2 million was restricted) and total liquidity of $421 million

	Three Months Ended
	March 31,
$millions, except per share data	2025	2024
Net Sales	$785	$904
Net Loss	(79)	(76)
Diluted EPS ($)	(2.22)	(2.14)
Adjusted Net Loss*	(49)	(69)
Adjusted EPS ($)*	(1.37)	(1.94)
EBITDA*	30	38
Adjusted EBITDA*	65	45

*For a reconciliation of EBITDA, Adjusted EBITDA, and Adjusted Net Loss, all of which are non-GAAP measures, to Net Loss, as well as a reconciliation of Free Cash Flow and Adjusted EPS, see Notes 2 and 3 to the financial statements included below.

WAYNE, Pa — May 7, 2025 — Trinseo (NYSE: TSE), a specialty material solutions provider, today reported its first quarter 2025 financial results. Net sales of $785 million in the first quarter decreased 13% versus prior year from lower sales volume across all business segments due to continued end market demand weakness and intentional reductions of low-margin sales. Higher prices, primarily from the pass-through of higher raw material costs and improved product mix, led to a 2% increase which was offset by a 2% decrease from currency.

First quarter net loss of $79 million was $3 million higher than prior year primarily due to higher interest expense and a slightly higher provision for income taxes. Adjusted EBITDA of $65 million was $20 million above prior year driven by $26 million of polycarbonate technology licensing income as well as savings from the previously announced restructuring actions. These were partially offset by lower volumes as well as lower income from Americas Styrenics.

Commenting on the Company’s first quarter performance, Frank Bozich, President and Chief Executive Officer of Trinseo, said, “Core business results in the first quarter were in line with expectations, and sequentially higher due to prior quarter customer destocking and seasonality. Despite persistent market weakness, the first quarter was Trinseo’s 7th consecutive quarter of year-over-year Adjusted EBITDA improvement driven by the various management actions we took early in this industry downturn.”

First Quarter Results and Commentary by Business Segment

●	Engineered Materials net sales of $278 million for the quarter were 2% below prior year as lower sales volume was partially offset by higher pricing. Adjusted EBITDA of $26 million was $16 million above prior year, reflecting higher margins from moderating input costs. Sales volume growth in consumer electronics applications and from our geographic expansion initiatives for PMMA were offset by lower market demand in automotive and building and construction.
●	Latex Binders net sales of $209 million for the quarter decreased 13% versus prior year from lower volumes, primarily in paper applications in Asia and Europe, which were partially offset by higher price. Adjusted EBITDA of $24 million was $2 million below prior year due to lower volume. Net sales to CASE applications accounted for 15% of total segment net sales with volume increasing 3% over prior year in a flat market environment.
●	Polymer Solutions net sales of $298 million for the quarter decreased 22% versus prior year due to lower sales volume, which was primarily the result of intentionally reducing low-margin polystyrene sales. Adjusted EBITDA of $44 million was $15 million above prior year, as lower volumes and margins were more than offset by fixed cost reductions and $26 million of polycarbonate technology licensing income.
●	Americas Styrenics Adjusted EBITDA of negative $2 million for the quarter was $8 million below prior year mainly driven by an unfavorable timing impact.

Second Quarter 2025 Outlook

●	Second quarter 2025 net loss of $61 million to $46 million
●	Second quarter 2025 Adjusted EBITDA of $55 million to $70 million
●	Second quarter 2025 Free Cash Flow approximately breakeven and includes $21 million from the polycarbonate technology license income collected in the second quarter

We expect the direct impact from current tariffs to be limited, as we generally manufacture products and procure raw materials in the regions where our products are sold. However, the high level of macroeconomic uncertainty that currently exists limits our ability to assess future end-market demand. Therefore, we are withdrawing all full-year guidance previously furnished in connection with our recent debt refinancing and will focus only on second quarter guidance.

Commenting on the second quarter outlook, Bozich said, “We anticipate Adjusted EBITDA of $55 million to $70 million in Q2 with seasonally higher volumes, lower costs in Engineered Materials, and improved AmSty performance offsetting the first quarter polycarbonate technology license income. I am extremely proud of the agility and resourcefulness demonstrated by all of our employees as we navigate this challenging market environment.

Conference Call and Webcast Information

Trinseo will host a conference call to discuss its first quarter 2025 financial results on Thursday, May 8, 2025 at 10 a.m. Eastern Time.

Commenting on results will be Frank Bozich, President and Chief Executive Officer, David Stasse, Executive Vice President and Chief Financial Officer, and Bee van Kessel, Senior Vice President, Corporate Finance and Investor Relations.

For those interested in asking questions during the Q&A session, please register using the following link:

●	Conference Call Registration

For those interested in listening only, please register for the webcast using the following link:

●	Webcast Registration

After registering for the conference call, you will receive a confirmation email with a meeting invitation and information for entry. Registration is open through the live call, but it is advised that you register in advance to ensure you are connected for the full call.

Trinseo has posted its first quarter 2025 financial results on the Company’s Investor Relations website. The presentation slides will also be made available in the webcast player prior to the conference call. The Company will also furnish copies of the financial results press release and presentation slides to investors by means of a Form 8-K filing with the U.S. Securities and Exchange Commission.

A replay of the conference call and transcript will be archived on the Company’s Investor Relations website shortly following the conference call. The replay will be available until May 8, 2026.

About Trinseo

Trinseo (NYSE: TSE), a specialty material solutions provider, partners with companies to bring ideas to life in an imaginative, smart and sustainably focused manner by combining its premier expertise, forward-looking innovations and best-in-class materials to unlock value for companies and consumers.

From design to manufacturing, Trinseo taps into decades of experience in diverse material solutions to address customers’ unique challenges in a wide range of industries, including building and construction, consumer goods, medical and mobility.

Trinseo’s employees bring endless creativity to reimagining the possibilities with clients all over the world from the company’s locations in North America, Europe and Asia Pacific. Trinseo reported net sales of approximately $3.5 billion in 2024. Discover more by visiting www.trinseo.com and connecting with Trinseo on LinkedIn, Twitter, Facebook and WeChat.

Use of non-GAAP measures

In addition to using standard measures of performance and liquidity that are recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we use additional measures of income excluding certain GAAP items (“non-GAAP measures”), such as Adjusted Net Income, EBITDA, Adjusted EBITDA and Adjusted EPS and measures of liquidity excluding certain GAAP items, such as Free Cash Flow. We believe these measures are useful for investors and management in evaluating business trends and performance each period. These measures are also used to manage our business and assess current period profitability, as well as to provide an appropriate basis to evaluate the effectiveness of our pricing strategies. Such measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance or liquidity, as applicable. The definitions of each of these measures, further discussion of usefulness, and reconciliations of non-GAAP measures to GAAP measures are provided in the Notes to Condensed Consolidated Financial Information presented herein.

Cautionary Note on Forward-Looking Statements

This press release may contain forward-looking statements including, without limitation, statements concerning plans, objectives, goals, projections, forecasts, strategies, future events or performance, and underlying assumptions and other statements, which are not statements of historical facts or guarantees or assurances of future performance. Forward-looking statements may be identified by the use of words like “expect,” “anticipate,” “believe,” “intend,” “forecast,” ”estimate,” “see,” “outlook,” “will,” “may,” “might,” “potential,” “likely,” “target,” “plan,” “contemplate,” “seek,” “attempt,” “should,” “could,” “would,” or expressions of similar meaning. Forward-looking statements reflect management’s evaluation of information currently available and are based on our current expectations and assumptions regarding our business, the economy, our current indebtedness, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Factors that might cause future results to differ from those expressed by the forward-looking statements include, but are not limited to, conditions in the global economy and capital markets, including recessionary conditions and the impact of tariffs on global trade relations; our ability to successfully generate cost savings through restructuring and cost reduction initiatives; our ability to successfully execute our business and transformation strategy; increased costs or disruption in the supply of raw materials; deterioration of our credit profile limiting our access to commercial credit; increased energy costs; the timing of, and our ability to complete, a sale of our interest in Americas Styrenics; compliance with laws and regulations impacting our business; any disruptions in production at our chemical manufacturing facilities, including those resulting from accidental spills or discharges; our current and future levels of indebtedness and our ability to service, repay or refinance our indebtedness; our ability to meet the covenants under our existing indebtedness; our ability to generate cash flows from operations and achieve our forecasted cash flows; and those discussed in our Annual Report on Form 10-K, under Part I, Item 1A —"Risk Factors" and elsewhere in our other reports, filings and furnishings made with the U.S. Securities and Exchange Commission from time to time. As a result of these or other factors, our actual results, performance or achievements may differ materially from those contemplated by the forward-looking statements. Therefore, we caution you against relying on any of these forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

TRINSEO PLC

Condensed Consolidated Statements of Operations

(In millions, except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2025	2024
Net sales	$784.8	$904.0
Cost of sales	721.0	843.4
Gross profit	63.8	60.6
Selling, general and administrative expenses	91.0	70.1
Equity in earnings (losses) of unconsolidated affiliate	(1.8)	6.2
Operating loss	(29.0)	(3.3)
Interest expense, net	66.6	63.0
Other expense (income), net	(23.2)	3.8
Loss before income taxes	(72.4)	(70.1)
Provision for income taxes	6.6	5.4
Net loss	$(79.0)	$(75.5)
Weighted average shares- basic	35.5	35.3
Net loss per share- basic	$(2.22)	$(2.14)
Weighted average shares- diluted	35.5	35.3
Net loss per share- diluted	$(2.22)	$(2.14)

TRINSEO PLC

Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	March 31,	December 31,
	2025	2024
Assets
Cash and cash equivalents	$126.1	$209.8
Accounts receivable, net of allowance	470.5	379.9
Inventories	383.7	347.2
Other current assets	55.7	51.3
Investments in unconsolidated affiliate	220.8	222.6
Property, plant, equipment, goodwill, and other intangible assets, net	1,218.6	1,234.5
Right-of-use assets - operating, net	62.6	63.9
Other long-term assets	117.0	134.9
Total assets	$2,655.0	$2,644.1
Liabilities and shareholders’ equity
Current liabilities	689.3	720.9
Long-term debt, net of unamortized deferred financing fees	2,305.1	2,200.7
Noncurrent lease liabilities - operating	52.7	53.3
Other noncurrent obligations	287.1	289.1
Shareholders’ equity (deficit)	(679.2)	(619.9)
Total liabilities and shareholders’ equity (deficit)	$2,655.0	$2,644.1

TRINSEO PLC

Condensed Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended
	March 31,
	2025	2024
Cash flows from operating activities
Cash used in operating activities	$(110.2)	$(66.2)

Cash flows from investing activities
Capital expenditures	(8.7)	(15.7)
Proceeds from the sale of businesses and other assets	—	4.7
Cash used in investing activities	(8.7)	(11.0)

Cash flows from financing activities
Deferred financing fees	(19.8)	0.4
Short-term borrowings, net	(1.8)	(3.7)
Dividends paid	(0.5)	(0.6)
Acquisition-related contingent consideration payment	—	(0.7)
Net proceeds from issuance of 2028 Refinance Term Loans	115.0	—
Repurchases and repayments of long-term debt	(5.1)	(4.6)
Repayments of 2025 Senior Notes	(115.0)	—
Proceeds from Accounts Receivable Securitization Facility	70.0	30.0
Repayments of Accounts Receivable Securitization Facility	(10.0)	(30.0)
Cash provided by (used in) financing activities	32.8	(9.2)
Effect of exchange rates on cash	2.5	(3.2)
Net change in cash, cash equivalents, and restricted cash	(83.6)	(89.6)
Cash, cash equivalents, and restricted cash—beginning of period	211.9	261.1
Cash, cash equivalents, and restricted cash—end of period	$128.3	$171.5
Less: Restricted cash	2.2	5.1
Cash and cash equivalents—end of period	$126.1	$166.4

TRINSEO PLC

Notes to Condensed Consolidated Financial Information

(Unaudited)

Note 1: Net Sales by Segment

	Three Months Ended
	March 31,
(In millions)	2025	2024
Engineered Materials	$277.3	$282.5
Latex Binders	209.3	241.5
Polymer Solutions	298.2	380.0
Americas Styrenics*	—	—
Total Net Sales	$784.8	$904.0

* The results of this segment are comprised entirely of earnings from Americas Styrenics, our 50%-owned equity method investment. As such, we do not separately report net sales of Americas Styrenics within our condensed consolidated statements of operations.

Note 2: Reconciliation of Non-GAAP Performance Measures to Net Income

EBITDA is a non-GAAP financial performance measure, which is defined as income from continuing operations before interest expense, net; income tax provision; depreciation and amortization expense. We refer to EBITDA in making operating decisions because we believe it provides our management as well as our investors with meaningful information regarding the Company’s operational performance. We believe the use of EBITDA as a metric assists our board of directors, management and investors in comparing our operating performance on a consistent basis.

We also present Adjusted EBITDA as a non-GAAP financial performance measure, which we define as income from continuing operations before interest expense, net; income tax provision; depreciation and amortization expense; loss on extinguishment of long-term debt; asset impairment charges; gains or losses on the dispositions of businesses and assets; restructuring charges; acquisition related costs and benefits, and other items. In doing so, we are providing management, investors, and credit rating agencies with an indicator of our ongoing performance and business trends, removing the impact of transactions and events that we would not consider a part of our core operations.

Lastly, we present Adjusted Net Income (Loss) and Adjusted EPS as additional performance measures. Adjusted Net Income (Loss) is calculated as Adjusted EBITDA (defined beginning with net income from continuing operations, above), less interest expense, less the provision for income taxes and depreciation and amortization, tax affected for various discrete items, as appropriate. Adjusted EPS is calculated as Adjusted Net Income (Loss) per weighted average diluted shares outstanding for a given period. We believe that Adjusted Net Income (Loss) and Adjusted EPS provide transparent and useful information to management, investors, analysts and other stakeholders in evaluating and assessing our operating results from period-to-period after removing the impact of certain transactions and activities that affect comparability and that are not considered part of our core operations.

There are limitations to using the financial performance measures noted above. These performance measures are not intended to represent net income or other measures of financial performance. As such, they should not be used as alternatives to net income as indicators of operating performance. Other companies in our industry may define these performance measures differently than we do. As a result, it may be difficult to use these or similarly named financial measures that other companies may use, to compare the performance of those companies to our performance. We compensate for these limitations by providing reconciliations of these performance measures to our net income, which is determined in accordance with GAAP.

	Three Months Ended
	March 31,
(In millions, except per share data)	2025	2024
Net loss	$(79.0)	$(75.5)
Interest expense, net	66.6	63.0
Provision for income taxes	6.6	5.4
Depreciation and amortization (a)	36.0	45.0
EBITDA	$30.2	$37.9
Loss on financing transactions (b)	24.9	—	Selling, general, and administrative expenses, Other expense (income), net
Net gain on disposition of businesses and assets	—	(3.6)	Selling, general, and administrative expenses
Restructuring and other charges (c)	7.4	9.4	Selling, general, and administrative expenses
Other items (d)	2.3	1.3	Selling, general, and administrative expenses
Adjusted EBITDA	$64.8	$45.0
Adjusted EBITDA to Adjusted Net Loss:
Adjusted EBITDA	64.8	45.0
Interest expense, net	66.6	63.0
Provision for income taxes - Adjusted (e)	1.2	4.2
Depreciation and amortization - Adjusted (f)	45.5	46.3
Adjusted Net Loss	$(48.5)	$(68.5)
Adjusted EPS	$(1.37)	$(1.94)

Adjusted EBITDA by Segment:
Engineered Materials	$25.7	$10.4
Latex Binders	24.5	25.7
Polymer Solutions	44.5	29.1
Americas Styrenics	(1.8)	6.2
Corporate Unallocated	(28.1)	(26.4)
Adjusted EBITDA	$64.8	$45.0

(a)	During the three months ended March 31, 2025, an $8.1 million benefit was recognized due to a change in cost estimate related to the Boehlen, Germany asset retirement obligation as the Company was able to realize efficiencies during decommissioning.
(b)	Amounts for the three months ended March 31, 2024 primarily relate to fees incurred in conjunction with Company’s debt refinancing transaction that did not meet the criteria for deferred financing charges.
(c)	Restructuring and other charges for the 2025 and 2024 periods primarily relate to employee termination benefits, contract termination costs as well as decommissioning and other charges incurred in connection with the Company’s restructuring plans.
(d)	Other items for the 2025 period primarily relate to fees incurred in conjunction with certain of the Company’s strategic initiatives, including the potential divestiture of our styrenics business. Other items for the 2024 period primarily relate to fees incurred in conjunction with certain of the Company’s strategic initiatives, as well as costs related to our transition to a new enterprise resource planning system.
(e)	Adjusted to remove the tax impact of the items noted within the table above. The income tax expense (benefit) related to these items was determined utilizing either (1) the estimated annual effective tax rate on our ordinary income based upon our forecasted ordinary income for the full year or, (2) for items treated discretely for tax purposes we utilized the applicable rates in the taxing jurisdictions in which these adjustments occurred.
(f)	Amounts for the three months ended March 31, 2025 and 2024 excludes accelerated depreciation of $9.4 million and $1.3 million, respectively. The 2025 and 2024 period charges are primarily related to the shortening of the useful life of certain assets related to the 2024 restructuring plan.

For the same reasons discussed above, we are providing the following reconciliation of forecasted net loss to forecasted Adjusted EBITDA, Adjusted Net Loss and Adjusted EPS for the three months ended June 30, 2025. See “Note on Forward-Looking Statements” above for a discussion of the limitations of these forecasts. Totals may not sum due to rounding.

Three Months Ended
June 30,
(In millions, except per share data)	2025
Adjusted EBITDA	$55 - 70
Interest expense, net	67
Provision for income taxes	6
Depreciation and amortization	43
Reconciling items to Adjusted EBITDA (g)	—
Net Loss	(61) - (46)
Reconciling items to Adjusted Net Loss (g)	—
Adjusted Net Loss	$(61) - (46)

Weighted average shares - diluted (h)	35.5
EPS - diluted ($)	$(1.72) - (1.30)
Adjusted EPS ($)	$(1.72) - (1.30)

(g)	Reconciling items to Adjusted EBITDA and Adjusted Net Income (Loss) are not typically forecasted by the Company based on their nature as being primarily driven by transactions that are not part of the core operations of the business and, as a result, cannot be estimated without unreasonable cost or uncertainty. As such, for the forecasted second quarter ended June 30, 2025, we have not included estimates for these items.
(h)	Weighted average shares presented for the purpose of forecasting EPS and Adjusted EPS assume that the Company will be in a net loss position for second quarter 2025, and therefore excludes the impact of potentially dilutive shares, as the inclusion of said shares would have an anti-dilutive effect. Further, the weighted average shares presented do not forecast significant future share transactions or events, such as repurchases, significant share-based compensation award grants, and changes in the Company’s share price. These are all factors which could have a significant impact on the calculation of EPS and Adjusted EPS during actual future periods.

Note 3: Reconciliation of Non-GAAP Liquidity Measures to Cash from Operations

The Company uses certain measures, such as Free Cash Flow as non-GAAP measures, to evaluate and discuss its liquidity position and results. Free Cash Flow is defined as cash from operating activities, less capital expenditures. We believe that Free Cash Flow provides an indicator of the Company’s ongoing ability to generate cash through core operations, as it excludes the cash impacts of various financing transactions as well as cash flows from business combinations that are not considered organic in nature. We also believe that Free Cash Flow provides management and investors with useful analytical indicators of our ability to service our indebtedness, pay dividends (when declared), and meet our ongoing cash obligations.

Free Cash Flow is not intended to represent cash flows from operations as defined by GAAP, and therefore, should not be used as alternatives for that measure. Other companies in our industry may define Free Cash Flow differently than we do. As a result, it may be difficult to use this or similarly named financial measures that other companies may use, to compare the liquidity and cash generation of those companies to our own. The Company compensates for these limitations by providing the following detail, which is determined in accordance with GAAP.

Free Cash Flow

	Three Months Ended
	March 31,
(In millions)	2025	2024
Cash used in operating activities	$(110.2)	$(66.2)
Capital expenditures	(8.7)	(15.7)
Free Cash Flow	$(118.9)	$(81.9)